Filing under Rule 424(b)(5)

Registration No. 333-227662-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Secured Medium-Term Notes, Series B	$140,000,000	$16,968

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-227662-01.

Pricing Supplement No. 1

dated June 11, 2019

(To prospectus dated October 2, 2018

and prospectus supplement dated October 3, 2018)

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CG9

Secured ☒    Unsecured ☐

Principal amount: $50,000,000

Issue price: 100.00%

Net proceeds to Company: $49,687,500

Repayable at the option of holder:

Yes ☐ No ☒

Repayment date:        Not applicable

Repayment price:       Not applicable

Election period:         Not applicable

Selling agents: U.S. Bancorp Investments, Inc.

                         CIBC World Markets Corp.

                         TD Securities (USA) LLC

Type of transaction: Agent

U.S. Bancorp Investments, Inc., as to $20,000,000

principal amount of the Notes

CIBC World Markets Corp., as to $15,000,000

principal amount of the Notes

TD Securities (USA) LLC, as to $15,000,000

principal amount of the Notes

Stated interest rate: 3.141%

Maturity date: June 15, 2029

Settlement date: June 17, 2019

Interest payment dates: June 15 and December 15, commencing December 15, 2019

Regular record dates: May 31 and November 30

Redeemable: Yes ☒ No ☐

In whole ☐

In whole or in part ☒

Fixed redemption price: Yes ☒ No ☐

Initial redemption date: March 15, 2029

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes ☒ *    No ☐

*Through March 14, 2029, at par thereafter

Make-whole spread: 0.15%

T+4 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fourth business day (T+4) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following business day should consult their own advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

No Public Offering Outside of the United States

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement or the accompanying prospectus supplement or prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the selling agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CH7

Secured ☒    Unsecured ☐

Principal amount: $90,000,000

Issue price: 100.00%

Net proceeds to Company: $89,325,000

Repayable at the option of holder:

Yes ☐ No ☒

Repayment date:        Not applicable

Repayment price:       Not applicable

Election period:         Not applicable

Selling agents: U.S. Bancorp Investments, Inc.

                         CIBC World Markets Corp.

                         TD Securities (USA) LLC

Type of transaction: Agent

U.S. Bancorp Investments, Inc., as to $36,000,000

principal amount of the Notes

CIBC World Markets Corp., as to $27,000,000

principal amount of the Notes

TD Securities (USA) LLC, as to $27,000,000

principal amount of the Notes

Stated interest rate: 3.869%

Maturity date: June 15, 2049

Settlement date: June 17, 2019

Interest payment dates: June 15 and December 15, commencing December 15, 2019

Regular record dates: May 31 and November 30

Redeemable: Yes ☒ No ☐

In whole ☐

In whole or in part ☒

Fixed redemption price: Yes ☒ No ☐

Initial redemption date: December 15, 2048

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes ☒*    No ☐

*Through December 14, 2048, at par thereafter

Make-whole spread: 0.20%

T+4 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fourth business day (T+4) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following business day should consult their own advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

No Public Offering Outside of the United States

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement or the accompanying prospectus supplement or prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the selling agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.